BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

| Filed in the Office of | Business Number E0250632006-7 |
|---|---|
| Barbara K. Cegavske | Filing Number 20222344627 |
| Secretary of State State Of Nevada | Filed On 05/25/2022 11:56:48 AM |
| | Number of Pages 5 |

# Certificate, Amendment or Withdrawal of Designation

**NRS 78.1955, 78.1955(6)**

☑ **Certificate of Designation**

☐ **Certificate of Amendment to Designation - Before Issuance of Class or Series**

☐ **Certificate of Amendment to Designation - After Issuance of Class or Series**

☐ **Certificate of Withdrawal of Certificate of Designation**

**TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT**

| | |
|---|---|
| **1. Entity information:** | Name of entity: **VNUE, INC.**<br>Entity or Nevada Business Identification Number (NVID): **NV20061614711** |
| **2. Effective date and time:** | For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time:<br>(must not be later than 90 days after the certificate is filed) |
| **3. Class or series of stock:** (Certificate of Designation only) | The class or series of stock being designated within this filing:<br>**Series C Preferred Stock** |
| **4. Information for amendment of class or series of stock:** | The original class or series of stock being amended within this filing: |
| **5. Amendment of class or series of stock:** | ☐ Certificate of Amendment to Designation- Before Issuance of Class or Series<br>As of the date of this certificate no shares of the class or series of stock have been issued.<br>☐ Certificate of Amendment to Designation- After Issuance of Class or Series<br>The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation. |
| **6.Resolution:** (Certificate of Designation and Amendment to Designation only) | By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* |
| **7. Withdrawal:** | Designation being Withdrawn: Date of Designation:<br>No shares of the class or series of stock being withdrawn are outstanding.<br>The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: * |
| **8. Signature:** (Required) | X Zach Bair<br>Signature of Officer<br>Date: 05/25/2022 |

*This form must be accompanied by appropriate fees.*

| Filed in the Office of | Business Number E0250632006-7 |
| --- | --- |
| Barbara K. Cegavske | Filing Number 20222344627 |
| Secretary of State State Of Nevada | Filed On 05/25/2022 11:56:48 AM |
| | Number of Pages 5 |

# CERTIFICATE OF DESIGNATION

# OF

# VNUE, INC.

## Pursuant to Section 78.1955 of the

## Nevada Revised Statutes

## SERIES C PREFERRED STOCK

The Articles of Incorporation of Vnue, Inc., a Nevada corporation (the "Corporation"), provide that the Corporation is authorized to issue ten million (20,000,000) shares of preferred stock with a par value of $0.0001, and that the Board of Directors have the authority to attach such terms as they deem fit with respect to the preferred stock.

Pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation, and pursuant to authority of the Board of Directors as required by Section 78.9155 of the Nevada Revised Statutes, the Board of Directors, by unanimous written consent, adopted a resolution providing for the designations, rights, powers and preferences and the qualifications, limitations and restrictions of ten thousand (10,000) shares of Series C Preferred Stock, and that a copy of such resolution is as follows:

**RESOLVED**, that pursuant to the authority vested in the Board of Directors of the Corporation, the provisions of its Articles of Incorporation, as amended, and in accordance with the Nevada Revised Statutes, the Board of Directors hereby authorizes the filing of a Certificate of Designation of Series C Preferred Stock of the Corporation. Accordingly, the Corporation is authorized to issue Series C Preferred Stock with par value of $0.0001 per share, which shall have the powers, preferences and rights and the qualifications, limitations and restrictions thereof, as follows:

1. Designation and Rank. The designation of such series of the Preferred Stock shall be the Series C Preferred Stock, par value $0.0001 per share (the "Series C Preferred Stock"). The maximum number of shares of Series C Preferred Stock shall be ten thousand (10,000) shares. The Series C Preferred Stock shall be subordinate to and rank junior to all indebtedness of the Corporation now or hereafter outstanding.

2. Dividends. The holders of shares of Series C Preferred Stock have no dividend rights except as may be declared by the Board in its sole and absolute discretion, out of funds legally available for that purpose.

3. Voting Rights. The holders of Series C Preferred Stock shall have the right to cast one million (1,000,000) votes for each share held of record on all matters submitted to a vote of holders of the Corporation's Common Stock, including the election of directors, and all other matters as required by

law. There is no right to cumulative voting in the election of directors. The holders of Series C Preferred Stock shall vote together with all other classes and series of Common Stock and Preferred Stock of the Corporation as a single class on all actions to be taken by the Common Stock holders of the Corporation except to the extent that voting as a separate class or series is required by law.

4. Liquidation Preference.

(a) In the event of any dissolution, liquidation or winding up of the Corporation (a "Liquidation"), whether voluntary or involuntary, the Holders of Series C Preferred Stock shall be entitled to participate in any distribution out of the assets of the Corporation in an amount equal to $0.0001 (the "Stated Value") for each one share of Series C Preferred Stock, but subject to the senior right of the Series B Preferred Stock (the "Liquidation Preference"). The Liquidation Preference is payable after all indebtedness of the Corporation and to the holders of the Series B Preferred Stock, but before any distribution is made to the holders of Common Stock.

(b) A sale of all or substantially all of the Corporation's assets or an acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, a reorganization, consolidated or merger) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Corporation, shall not be deemed to be a Liquidation for purposes of this Designation.

5. Optional Conversion of Series C Preferred Stock. The holders of Series C Preferred Stock shall have conversion rights as follows:

(a) Conversion Right. Each share of Series C Preferred Stock shall be convertible at the option of the holder thereof and without the payment of additional consideration by the holder thereof, at any time, into shares of Common Stock on the Optional Conversion Date (as hereinafter defined) at a conversion rate of one (1) share of Common Stock (the "Conversion Rate") for every one (1) share of Series C Preferred Stock.

(b) Mechanics of Optional Conversion. To effect the optional conversion of shares of Series C Preferred Stock in accordance with Section 5(a) of this Designation, any holder of record shall make a written demand for such conversion (for purposes of this Designation, a "Conversion Demand") upon the Corporation at its principal executive offices setting forth therein (i) the certificate or certificates representing such shares, and (ii) the proposed date of such conversion, which shall be a business day not less than fifteen (15) nor more than thirty (30) days after the date of such Conversion Demand (for purposes of this Designation, the "Optional Conversion Date"). Within five days of receipt of the Conversion Demand, the Corporation shall give written notice (for purposes of this Designation, a "Conversion Notice") to the holder setting forth therein (i) the address of the place or places at which the certificate or certificates representing any shares not yet tendered are to be converted are to be surrendered; and (ii) whether the certificate or certificates to be surrendered are required to be endorsed for transfer or accompanied by a duly executed stock power or other appropriate instrument of assignment and, if so, the form of such endorsement or power or other instrument of assignment. The Conversion Notice shall be sent by first class mail, postage prepaid, to such holder at such holder's address as may be set forth in the Conversion Demand or, if not set forth therein, as it appears on the records of the stock transfer agent for the Series C Preferred Stock, if any, or, if none, of the Corporation. On or before the Optional Conversion Date, each holder of the Series C Preferred Stock so to be converted shall surrender the certificate or certificates representing such shares, duly endorsed for transfer or accompanied by a

duly executed stock power or other instrument of assignment, if the Conversion Notice so provides, to the Corporation at any place set forth in such notice or, if no such place is so set forth, at the principal executive offices of the Corporation. As soon as practicable after the Optional Conversion Date and the surrender of the certificate or certificates representing such shares, the Corporation shall issue and deliver to such holder, or its nominee, at such holder's address as it appears on the records of the stock transfer agent for the Series C Preferred Stock, if any, or, if none, of the Corporation, a certificate or certificates for the number of whole shares of Common Stock issuable upon such conversion in accordance with the provisions hereof.

(c) No Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series C Preferred Stock. In lieu of any fractional share to which the holder would be entitled but for the provisions of this Section 5(c) based on the number of shares of Series C Preferred Stock held by such Holder, the Corporation shall issue a number of shares to such holder rounded up to the nearest whole number of shares of Common Stock. No cash shall be paid to any holder of Series C Preferred Stock by the Corporation upon conversion of Series C Preferred Stock by such holder.

(d) Reservation of Stock. The Corporation shall at all times when any shares of Series C Preferred Convertible Stock shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series C Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding shares of the Series C Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(e) Adjustments.

(i) If the Corporation shall, at any time or from time to time after issuance of the Series C Preferred Stock, effect a forward split of the outstanding Common Stock or issue a stock dividend, the Conversion Rate shall be proportionately increased.

(ii) If the Corporation shall, at any time or from time to time after issuance of the Series C Preferred Stock, effect any stock combination, reverse split or other similar transaction involving the Common Stock, the Conversion Rate shall be proportionately decreased.

6. No Preemptive Rights. No holder of the Series C Preferred Stock shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or any bond, debentures or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

7. Vote to Change the Terms of or Issue Preferred Stock. A duly authorized and approved action by the Board of Directors at a meeting duly called for such purpose or the written consent without a meeting, and the affirmative vote of the holders of a majority of the outstanding shares of Series C

Preferred Stock (in addition to any other corporate approvals then required to effect such action), shall be required for any change to this Certificate of Designation or the Corporation's Articles of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series C Preferred Stock.

8. Lost or Stolen Certificates. Upon receipt by the Corporation of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Series C Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Corporation and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Corporation shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, that the Corporation shall not be obligated to re-issue Preferred Stock Certificates if the holder contemporaneously requests the Corporation to convert such shares of Series C Preferred Stock into Common Stock.

9. Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Series C Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate, effective on May 25, 2022.

**Vnue, Inc.**

By:/s/ Zach Bair
Name: Zach Bair
Title: Chief Executive Officer